Exhibit 99

     Direct General Corporation Announces Fourth Quarter Results


    NASHVILLE, Tenn.--(BUSINESS WIRE)--Feb. 6, 2007--Direct General Corporation (Nasdaq: DRCT) today announced fourth quarter 2006 net income of $4.7 million or $0.23 per share, on a diluted basis. Comparatively, net income for the fourth quarter of 2005 was $6.7 million or $0.33 per diluted share. Operating results for the current quarter were adversely impacted by certain non-recurring expenses, primarily for litigation and costs related to the pending merger transaction that was announced in early December. These non-recurring expenses totaled approximately $2.4 million after tax or $0.12 per diluted share.

    For the three months ended December 31, 2006, gross premiums written increased 6.5% to $102.6 million, as compared to the same period in 2005. The Company experienced increasing premium volumes in most of its states with over half of the increase coming from the expansion states of Texas, Missouri, and Virginia. For the quarter, the Company reported a small decline in Florida premiums, which was more than offset by growth in Tennessee. The Company continues to be encouraged with the overall growth in premium volumes and anticipates that this trend will continue in 2007.

    During the three months ended December 31, 2006, gross revenues, a non-GAAP financial measure that the Company uses as the primary measure of the underlying growth of its revenue streams from period to period, increased 6.6% to $128.5 million from $120.6 million in the corresponding period in 2005. Gross revenues are reconciled to total revenues in the Selected Financial Data and Key Ratios Table accompanying this press release. Net premiums written for the fourth quarter of 2006 increased 20.6% to $102.3 million as compared to the fourth quarter of 2005, due to the increase in gross premiums written and an increase in the percentage of business retained. As a result of the Company's elimination of quota share reinsurance in 2006, nearly all of the business written in the current quarter was retained as compared to the fourth quarter of 2005, when the Company only retained 88.1% of its business. Net premiums earned, a function of net premiums written in the current and prior periods, were $108.4 million and $96.7 million in the three months ended December 31, 2006 and 2005, respectively.

    Net loss ratios, which include both loss and loss adjustment expenses, were 74.9% and 77.2% for the fourth quarter of 2006 and 2005, respectively. The Company's reserves developed favorably in the current quarter, resulting in a 2-point reduction in the loss ratio and a $0.06 increase in diluted earnings per share. The majority of the favorable development related to continued improvement in loss trends for the personal injury protection coverage in Florida. Comparatively, the impact of reserve development in the fourth quarter of 2005 was insignificant. However, the loss ratio in the fourth quarter of 2005 was adversely impacted by 1.1 points of catastrophic losses associated with Hurricane Wilma. There were no storm losses in the current quarter.

    The combined ratio was 98.0% in the fourth quarter of 2006, as compared to 93.7% for the corresponding period in 2005. The increase in the combined ratio reflected the higher net expense ratio, which more than offset the decline in the loss ratio. The increase in the net expense ratio is driven primarily by the non-recurring costs for litigation and the pending merger transaction, a higher level of advertising costs, and higher interest expenses.

    Pending Merger Transaction

    On December 5, 2006, Direct General Corporation announced its execution of a definitive agreement to merge with Elara Holdings, Inc., an affiliate of Fremont Partners and Texas Pacific Group, under which Elara will acquire all of the outstanding common stock of Direct General. In the transaction, Direct General's shareholders will receive $21.25 in cash for each share of Direct General common stock that they hold. The transaction is subject to receipt of shareholder approval and required regulatory approvals, as well as satisfaction of other closing conditions. A special meeting of the shareholders to consider the merger has been set to occur at Direct General Corporation's corporate headquarters located at 1281 Murfreesboro Rd, Nashville, Tennessee 37217 on March 8, 2007 at 11:00 am local time. Due to this merger agreement, the Company will not be holding a conference call or webcast to discuss its fourth quarter 2006 results.

    Important Additional Information Regarding the Proposed Merger has been Filed with the SEC

    In connection with the proposed merger, Direct General Corporation has filed a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Direct General at the Securities and Exchange Commission's web site at http://www.sec.gov/. The proxy statement and such other documents may also be obtained for free by directing such request to Direct General Investor Relations, telephone: (901) 541-3399 or on the investor relations page of Direct General's website at http://www.directgeneral.com/.

    Direct General and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the interests of such directors and executive officers, which may be different than those of Direct General's shareholders generally, is included in Direct General's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger.

                          GENERAL INFORMATION

    Direct General Corporation, headquartered in Nashville, Tennessee, is a financial services holding company whose principal operating subsidiaries provide non-standard personal automobile insurance, term life insurance, premium finance and other consumer products and services through neighborhood sales offices staffed predominantly by its own employee-agents. Direct General's current operations are concentrated primarily in the southeastern part of the United States. Additional information about Direct can be found online at www.directgeneral.com.

    Safe Harbor Statement

    This press release contains statements that may constitute
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

    These statements can be identified from the use of the words "may," "should," "could," "potential," "continue," "plan," "forecast," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "is likely," "will" or the negative of these terms and similar expressions. Forward-looking statements include, but are not limited to, discussions regarding our operating strategy, growth strategy, acquisition strategy, cost savings initiatives, industry, economic conditions, financial condition, liquidity and capital resources and results of operations. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.

    Forward-looking statements are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed in this press release. These risks and uncertainties include, without limitation, uncertainties related to fluctuations in interest rates and stock indices; claims frequency and severity experience; cyclical changes in the personal automobile insurance market; the effects of competition in the areas in which the Company operates; changes in economic and regulatory conditions; estimates, assumptions and projections generally; inflation and changes in financial markets; the accuracy and adequacy of the Company's pricing methodologies; the outcome of litigation pending against the Company; court decisions and trends in litigation; the ability to obtain timely approval for requested rate changes; weather conditions including severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions; changes in driving patterns and loss trends; and acts of war and terrorist activities.

    In addition, the Company's past results of operations do not necessarily indicate its future results. The Company undertakes no obligation to publicly update or revise any use of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, please see the Company's filings with the Securities and Exchange Commission.


             DIRECT GENERAL CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                             Three Months Ended
                                                December 31,
                                       -------------------------------
                                         2006       2005    % Change
                                       -------------------------------

                                         (In thousands - except per
                                                share amounts)
Revenues
  Premiums earned                       $108,429   $96,733      12.1
  Finance income                          10,354     9,721       6.5
  Commission and service fee income       10,452    10,488      (0.3)
  Net investment income                    5,112     4,088      25.0
 Net realized gains (losses) on
  securities and other                       257       138        NM
----------------------------------------------------------------------
     Total revenues                      134,604   121,168      11.1
----------------------------------------------------------------------
Expenses
 Insurance losses and loss adjustment
  expenses                                81,205    74,663       8.8
 Selling, general and administrative
  costs                                   42,695    33,355      28.0
 Interest expense                          3,201     2,781      15.1
----------------------------------------------------------------------
     Total expenses                      127,101   110,799      14.7
----------------------------------------------------------------------
 Income before income taxes                7,503    10,369     (27.6)
 Income tax expense                        2,849     3,697     (22.9)
----------------------------------------------------------------------
     Net income                           $4,654    $6,672     (30.2)
----------------------------------------------------------------------

Earnings per Share
Numerator:
 Net income                               $4,654    $6,672
-----------------------------------------------------------
Denominator:
 Weighted average common shares
  outstanding                           20,347.7  20,341.2
 Dilutive stock options                     37.5      45.1
-----------------------------------------------------------
 Weighted average common shares
  outstanding for purposes of computing
  diluted earnings per common share     20,385.2  20,386.3
-----------------------------------------------------------

Basic earnings per common share            $0.23     $0.33
-----------------------------------------------------------
Diluted earnings per common share          $0.23     $0.33
-----------------------------------------------------------


                                              Twelve Months Ended
                                                 December 31,
                                       -------------------------------
                                           2006      2005    % Change
                                       -------------------------------

                                         (In thousands - except per
                                                share amounts)
Revenues
  Premiums earned                        $424,777  $404,099       5.1
  Finance income                           43,856    44,401      (1.2)
  Commission and service fee income        45,609    46,777      (2.5)
  Net investment income                    18,990    14,704      29.1
 Net realized gains (losses) on
  securities and other                       (304)       71        NM
----------------------------------------------------------------------
     Total revenues                       532,928   510,052       4.5
----------------------------------------------------------------------
Expenses
 Insurance losses and loss adjustment
  expenses                                320,834   305,755       4.9
 Selling, general and administrative
  costs                                   155,093   133,588      16.1
 Interest expense                          11,981     8,300      44.3
----------------------------------------------------------------------
     Total expenses                       487,908   447,643       9.0
----------------------------------------------------------------------
 Income before income taxes                45,020    62,409     (27.9)
 Income tax expense                        17,019    23,398     (27.3)
----------------------------------------------------------------------
     Net income                           $28,001   $39,011     (28.2)
----------------------------------------------------------------------

Earnings per Share
Numerator:
 Net income                               $28,001   $39,011
---------------------------------------  -------------------
Denominator:
 Weighted average common shares
  outstanding                            20,346.6  21,363.8
 Dilutive stock options                      38.4      60.1
---------------------------------------  -------------------
 Weighted average common shares
  outstanding for purposes of computing
  diluted earnings per common share      20,385.0  21,423.9
---------------------------------------  -------------------

Basic earnings per common share             $1.38     $1.83
---------------------------------------  -------------------
Diluted earnings per common share           $1.37     $1.82
---------------------------------------  -------------------

NM = Not Meaningful


             DIRECT GENERAL CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS

                                         Dec. 31,  Dec. 31,
                                           2006       2005   % Change
                                        ------------------------------
                                           (In thousands)
Assets
 Investments:
   Debt securities available-for-sale,
    at fair value                        $415,443  $388,032       7.1
   Short-term and other investments         4,267     3,688      15.7
----------------------------------------------------------------------
       Total investments                  419,710   391,720       7.1
 Cash and cash equivalents                 74,753    64,527      15.8
 Finance receivables, net                 225,227   214,796       4.9
 Goodwill, net                             31,621    31,621         -
 Reinsurance balances receivable           10,150    27,083     (62.5)
 Prepaid reinsurance premiums                 116    24,440     (99.5)
 Other assets                              89,386    87,730       1.9
----------------------------------------------------------------------
       Total assets                      $850,963  $841,917       1.1
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
 Loss and loss adjustment expense
  reserves                               $136,764  $131,408       4.1
 Unearned premiums                        226,746   217,300       4.3
 Reinsurance balances payable and funds
  held                                      7,632    32,024     (76.2)
 Notes payable                            145,272   153,009      (5.1)
 Debentures payable                        41,238    41,238         -
 Other liabilities                         30,279    31,086      (2.6)
----------------------------------------------------------------------
       Total liabilities                  587,931   606,065      (3.0)
----------------------------------------------------------------------

----------------------------------------------------------------------
 Shareholders' equity
     Common stock, no par; authorized
      shares - 100,000.0; issued shares
      - 20,347.7 and 20,339.2 at
      December 31, 2006 and 2005,
      respectively                         71,008    69,700       1.9
     Retained earnings                    194,845   170,100      14.5
     Accumulated other comprehensive
      loss                                 (2,821)   (3,948)    (28.5)
----------------------------------------------------------------------
       Total shareholders' equity         263,032   235,852      11.5
----------------------------------------------------------------------
         Total liabilities and
          shareholders' equity           $850,963  $841,917       1.1
----------------------------------------------------------------------


                      DIRECT GENERAL CORPORATION
                SELECTED FINANCIAL DATA AND KEY RATIOS

The following table presents our gross premiums written in our major markets and provides a reconciliation of gross revenues (a non-GAAP financial measure) to total revenues, a summary of gross, ceded and net premiums written and earned, and key financial ratios for the periods presented ($ in millions):

                            Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                          --------------------------------------------
                           2006   2005  %Change   2006   2005 %Change
                          --------------------------------------------
Gross premiums written
   Florida                 $46.6  $47.1    (1.1) $207.2 $223.6   (7.3)
   Tennessee                11.7   11.0     6.4    54.9   58.7   (6.5)
   Texas                     9.4    8.2    14.6    43.7   39.1   11.8
   Georgia                   7.3    6.7     9.0    30.3   29.1    4.1
   Louisiana                 6.5    6.7    (3.0)   26.6   26.5    0.4
   Mississippi               5.8    6.0    (3.3)   27.9   25.4    9.8
   All other states         15.3   10.6    44.3    65.2   50.6   28.9
----------------------------------------------------------------------
Gross premiums written    $102.6  $96.3     6.5  $455.8 $453.0    0.6
Ancillary income            20.8   20.2     3.0    89.5   91.2   (1.9)
Net investment income        5.1    4.1    25.0    19.0   14.7   29.1
----------------------------------------------------------------------
   Gross revenues (1)      128.5  120.6     6.6   564.3  558.9    1.0
Ceded premiums written      (0.3) (11.5)  (97.4)    2.7  (52.4)(105.2)
Change in net unearned
 premiums                    6.2   11.9   (47.9)  (33.8)   3.5     NM
Net realized gains
 (losses) on securities
 and other                   0.2    0.1      NM    (0.3)   0.1     NM
----------------------------------------------------------------------
   Total revenues         $134.6 $121.1    11.1  $532.9 $510.1    4.5
----------------------------------------------------------------------
Gross premiums written    $102.6  $96.3     6.5  $455.8 $453.0    0.6
Ceded premiums written      (0.3) (11.5)  (97.4)    2.7  (52.4)(105.2)
----------------------------------------------------------------------
   Net premiums written   $102.3  $84.8    20.6  $458.5 $400.6   14.5
----------------------------------------------------------------------
Gross premiums earned     $109.8 $109.4     0.4  $446.4 $461.6   (3.3)
Ceded premiums earned       (1.4) (12.7)  (89.0)  (21.6) (57.5) (62.4)
----------------------------------------------------------------------
   Net premiums earned    $108.4  $96.7    12.1  $424.8 $404.1    5.1
----------------------------------------------------------------------
Key Financial Ratios
--------------------------
Loss ratio - net (2)        74.9%  77.2%           75.5%  75.7%
Expense ratio - net (3)     23.1%  16.5%           18.3%  12.5%
----------------------------------------         --------------
  Combined ratio - net (4)  98.0%  93.7%           93.8%  88.2%
----------------------------------------         --------------

NM = Not Meaningful

(1) Gross Revenues (a non-GAAP financial measure). Gross revenues is the sum of gross premiums written plus ancillary income (finance income and commission and service fee income) plus net investment income (excluding realized gains and losses). We use gross revenues as the primary measure of the underlying growth of our revenue streams from period to period. Gross revenues are reconciled to total revenues in the table above.

(2) Loss ratio. Loss ratio is the ratio (expressed as a percentage) of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of a company's insurance business.

(3) Expense ratio. Expense ratio is the ratio (expressed as a percentage) of net operating expenses to premiums earned and measures a company's operational efficiency in producing, underwriting and administering its insurance business. For statutory accounting purposes, operating expenses of an insurance company exclude investment expenses, and are reduced by other income. There is no such industry definition for determining an expense ratio for GAAP purposes. As a result, we apply the statutory concept of net operating expenses in calculating our expense ratio on a GAAP basis. We reduce our operating expenses by ancillary income (excluding net investment income and realized gains (losses) on securities) to calculate our net operating expenses.

(4) Combined ratio. Combined ratio is the sum of the loss ratio and the expense ratio and measures a company's overall underwriting profit. If the combined ratio is at or above 100, an insurance company cannot be profitable without investment income (and may not be profitable if investment income is insufficient). We use the GAAP combined ratio in evaluating our overall underwriting profitability and as a measure for comparison of our profitability relative to the profitability of our competitors.


    CONTACT: Direct General Corporation
             William J. Harter, Senior Vice President
             Corporate Development, Banking & Finance
             901-541-3399
             Fax: 901-366-3875
             bill.harter@directgeneral.com